EXHIBIT 99.1

For further information contact:
Larry D. Richman
President and CEO
PrivateBancorp, Inc
312-683-7100

FOR IMMEDIATE RELEASE:

PrivateBancorp, Inc. to Move Headquarters to 120 S. LaSalle Street Building

Chicago, IL (April 28, 2008) --- PrivateBancorp, Inc. (NASDAQ:PVTB) announced today that it has signed a long term lease to occupy 105,000 square feet at 120 S. LaSalle Street in Chicago’s landmark financial district.  PrivateBancorp’s executive officers, as well as a portion of The PrivateBank-Chicago’s commercial and private bankers, will relocate to this building.  The Bank will have prominent signage above the columns on the LaSalle street side of the building.  The Company will also continue to maintain offices at its current location at 70 West Madison.

“We are aggressively pursuing our goal of building the premier middle market commercial, commercial real estate, private and wealth management bank in Chicago.  In furthering that goal, we have experienced exceptional growth in our banking team resulting from our Strategic Growth Plan and we need new headquarters space to accommodate the growth we expect to achieve in our franchise in the years ahead.  The stature and presence of the 120 S. LaSalle St. building, located in the heart of Chicago’s vibrant financial district, is ideally suited to meet our unique needs,” said Larry D. Richman, President and Chief Executive Officer of PrivateBancorp, Inc.  “We especially look forward to returning the grand banking hall to the type of architectural distinctiveness, sophistication and intimacy our clients have come to expect.”

“We remain committed to the City of Chicago and this move early in the execution of our Strategic Growth Plan reflects the positive response we have received from the Chicago marketplace to our Strategic Growth Plan.  Since the plan was announced, we have added over 150 new hires, including 95 experienced managing directors, and a multitude of new client relationships across the market segments we serve.  We are very excited about this move, not only for our Company, but most importantly for our clients and for this City’s great financial district,” added Richman.

The Company will occupy the entire historic grand banking hall located on the second and third levels of the building as well as the entire sixth floor.  The Company currently occupies temporary space on the eighth floor of the building and houses approximately 90 of its commercial banking staff there.  The grand banking hall and sixth floor will be readied for occupancy early in the first quarter of 2009.  The 23-story Burnham Baroque style -circa 1928- building was designed by Graham Anderson Probst & White and fully renovated and updated in 1998.  The Bank will continue to occupy 90,000 sq. ft. of space at 70 West Madison Street including a full service banking office on the mezzanine level.

About PrivateBancorp, Inc.

PrivateBancorp, Inc., through its PrivateBank subsidiaries, provides distinctive, highly personalized financial services to a growing array of successful middle market privately held and public businesses, affluent individuals, wealthy families, professionals, entrepreneurs and real estate investors.  The PrivateBank uses a banking model to develop lifetime relationships with its clients.  Through a growing team of highly qualified managing directors, The PrivateBank delivers a sophisticated suite of tailored credit and non-credit solutions, including lending, treasury management, investment products, capital markets products and wealth management and trust services, to meet its clients’ commercial and personal needs.  The Company, which had assets of $6.0 billion as of March 31, 2008, has 22 offices located in the Atlanta, Chicago,

Cleveland, Denver, Des Moines, Detroit, Kansas City, Milwaukee, Minneapolis, and St. Louis metropolitan areas.

Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.’s website at www.pvtb.com.

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